EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of Paychex, Inc. of our reports dated July 15, 2011 with respect to the consolidated financial statements and schedule of Paychex, Inc. and the effectiveness of internal control over financial reporting of Paychex, Inc., included in this Annual Report (Form 10-K) for the year ended May 31, 2011.

Form	Registration Statement No.	Description
S-8	No. 333-65191	1998 Stock Incentive Plan
S-8	No. 333-84055	401(k) Incentive Retirement Plan
S-8	No. 333-129571	Non-Qualified Stock Option Agreement
S-8	No. 333-170871	2002 Stock Incentive Plan, as amended and restated
effective October 13, 2010

/s/ Ernst & Young LLP
Chicago, Illinois
July 15, 2011